UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2014

CrossAmerica Partners LP

(Exact name of registrant specified in its charter)

Delaware	001-35711	45-4165414
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 Hamilton Street, Suite 500

Allentown, PA 18101

(Address of principal executive offices, zip code)

(610) 625-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 9, 2014, CrossAmerica Partners LP (the “Partnership”) entered into a definitive Stock Purchase Agreement by and between the Partnership, Minnesota Nice Holdings Inc., an indirect subsidiary of the Partnership (“Minnesota Holdings”), GST Non-Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010 and GST Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010 (collectively, the “Stock Sellers”), and a definitive Real Estate Purchase and Sale Agreement by and between the Partnership, Minnesota Holdings and Team Investments, LLC (Team Investments, LLC together with the Stock Sellers, the “Sellers”), pursuant to which the Partnership will purchase all of the outstanding capital stock of Erickson Oil Products, Inc. (“Erickson”) and certain related assets (together, the “Purchase Agreements”). The aggregate purchase price to be paid to the Sellers pursuant to the Purchase Agreements is $85 million (“Purchase Price”), subject to certain closing adjustments and indemnification and environmental remediation escrows.

The assets to be purchased consist of 64 convenience store sites located in Minnesota, Michigan, Wisconsin and South Dakota, with a concentration in the Minneapolis / St. Paul region. 59 of the convenience store sites are owned in fee simple and 5 of the convenience store sites are leased under long term leases. Certain of the convenience store sites owned in fee simple are subject to a right of first refusal held by SuperAmerica Franchising LLC, which, if exercised, will reduce the Purchase Price.

The closing of these transactions (“Closing”) is scheduled to occur on or before January 30, 2015. If the Sellers fail to consummate the transactions contemplated under the Purchase Agreements by January 30, 2015 and the Partnership has satisfied its closing conditions and not otherwise breached the Purchase Agreements, then the Partnership is entitled to a refund of a $2,500,000 deposit which the Partnership placed into escrow with a third party upon signing the Purchase Agreements. The Purchase Agreements also contain customary representations, warranties, agreements and obligations of the parties, and termination, closing conditions and indemnity provisions.

In connection with Stock Purchase Agreement, the Sellers and certain principals of the Sellers have agreed, subject to certain exceptions, not to engage directly or indirectly in the retail petroleum or convenience store business in a designated geographic area surrounding the purchased convenience store sites for a period of four years following the Closing.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to each of the Purchase Agreements, which are attached as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The registrant has omitted schedules, exhibits and similar attachments to the Purchase Agreements pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule, exhibit or similar attachment to the SEC upon request.

The Purchase Agreements and the above description of the Purchase Agreements have been included to provide investors and securityholders with information regarding the terms of the Purchase Agreements. The disclosures made herein are not intended to provide any other factual information about the Partnership, Erickson, or their respective subsidiaries or affiliates. The Purchase Agreements contain representations and warranties of each of the Partnership and Minnesota Holdings, on the one hand, and the Sellers, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in disclosure schedules that the parties have exchanged in connection with the execution of the Purchase Agreements. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreements. Moreover, the representations and warranties in the Purchase Agreements were used for the purpose of allocating risk between the Partnership and Minnesota Holdings, on the one hand, and the Sellers, on the other hand.

Item 7.01.	Regulation FD Disclosure

On December 10, 2014, the Partnership issued a press release relating to the transactions described in Item 1.01 of this Current Report. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statement and Exhibits

(d) The following exhibits have been filed or furnished with this report:

Exhibit No.	Exhibit Description

2.1	Stock Purchase Agreement, dated as of December 9, 2014, by and among Minnesota Nice Holdings Inc., CrossAmerica Partners LP, GST Non-Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010, and GST Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010

2.2	Real Estate Purchase and Sale Agreement, dated as of December 9, 2014, by and among Minnesota Nice Holdings Inc., CrossAmerica Partners LP, and Team Investments LLC

99.1	Press Release dated December 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CrossAmerica Partners LP
	By:	CrossAmerica Partners GP LLC its general partner

Dated: December 12, 2014	By:	/s/ Gérard J. Sonnier
		Name:	Gérard J. Sonnier
		Title:	Corporate Secretary

Exhibit Index

Exhibit No.	Exhibit Description

2.1	Stock Purchase Agreement, dated as of December 9, 2014, by and among Minnesota Nice Holdings Inc., CrossAmerica Partners LP, GST Non-Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010, and GST Exempt Family Trust Created Under the David B. Erickson Revocable Trust UAD May 12, 2010

2.2	Real Estate Purchase and Sale Agreement, dated as of December 9, 2014, by and among Minnesota Nice Holdings Inc., CrossAmerica Partners LP, and Team Investments LLC

99.1	Press Release dated December 9, 2014